UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 4, 2009

FIRST FEDERAL BANKSHARES, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-25509	42-1485449
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

329 Pierce Street, Sioux City, Iowa	51101
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:   (712) 277-0200

                                       Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03	Bankruptcy or Receivership

On September 4, 2009, Vantus Bank (the “Bank”), the principal operating subsidiary of First Federal Bankshares, Inc. (the “Company”), was closed by the Office of Thrift Supervision, and the Federal Deposit Insurance Corporation (“FDIC”) was appointed as receiver of the Bank. As indicated in the FDIC press release dated September 4, 2009, subsequent to the closure, Great Southern Bank, Springfield, Missouri, assumed all of the deposits of the Bank and purchased approximately $387 million of the Bank’s assets in a transaction facilitated by the FDIC. On September 5, 2009, the 15 offices of the Bank reopened as branches of Great Southern Bank. Customers who have questions about the foregoing matters, or who would like more information about the closure of the Bank, can visit the FDIC’s Internet website located at http://www.fdic.gov/bank/individual/failed/vantus.html or call the FDIC toll-free at 1-800-405-1439.

Item 8.01	Other Events

As previously reported in a Form 8-K filed by the Company on August 31, 2009, the Company received notice from the Nasdaq Stock Market that the Company no longer met the requirements for listing on the Nasdaq Global Market. Specifically, the Company did not meet the requirement of Nasdaq Listing Rule 5450(b)(1)(A), which requires a Company whose stock is listed on the Nasdaq Global Market to maintain a minimum of $10,000,000 in stockholders’ equity. Under Nasdaq’s Rules, the Company has until September 9, 2009 to submit a plan to regain compliance, or alternatively, the Company may apply to transfer the Company’s securities to The Nasdaq Capital Market. The Company does not intend to submit a plan to regain compliance and does not intend to apply to transfer the Company’s securities to The Nasdaq Capital Market.

Item 9.01	Financial Statements and Exhibits

(a)	Not Applicable.

(b)	Not Applicable.

(c)	Not Applicable.

(d)	Exhibits: None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

FIRST FEDERAL BANKSHARES, INC.

DATE: September 8, 2009	By:	/s/ Levon Mathews
Levon Mathews
President and Chief Executive Officer